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                                                                    EXHIBIT 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

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                                                                                      YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------------------------------
                                                                     2004           2003         2002           2001         2000
                                                                  -----------   -----------   -----------   -----------   ----------
Income before income taxes                                        $   628,067   $   597,410   $   463,606   $   408,404   $  375,458

Fixed charges :

               Interest expense                                       840,754       749,550       863,553     1,039,105    1,167,396
               Estimated interest component
                 of net rental payments                                18,991        17,379        15,123        14,176       13,110

               Total fixed charges including
                 interest on deposits                                 859,745       766,929       878,676     1,053,281    1,180,506

               Less: Interest on deposits                             330,351       342,891       432,415       517,881      529,373

               Total fixed charges excluding
                 interest on deposits                                 529,394       424,038       446,261       535,400      651,133

Income before income taxes and
  fixed charges(including interest on deposits)                   $ 1,487,812   $ 1,364,339   $ 1,342,282   $ 1,461,685   $1,555,964

Income before income taxes and
  fixed charges(excluding interest on deposits)                   $ 1,157,461   $ 1,021,448   $   909,867   $   943,804   $1,026,591

Preferred stock dividends                                              11,913         9,919         2,510         8,350        8,350

Ratio of earnings to fixed charges

                   Including Interest on Deposits                         1.7           1.8           1.5           1.4          1.3

                   Excluding Interest on Deposits                         2.2           2.4           2.0           1.8          1.6

Ratio of earnings to fixed charges & Preferred Stock Dividends

                   Including Interest on Deposits                         1.7           1.8           1.5           1.4          1.3

                   Excluding Interest on Deposits                         2.1           2.3           2.0           1.7          1.5
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